EXHIBIT 99.1

The Wendy’s Company to Transfer Stock Listing to The NASDAQ Stock Market

Company to Hold Analyst Day Jan. 30 at NASDAQ Market Site

DUBLIN, Ohio (Dec. 13, 2011) - The Wendy’s Company (NYSE: WEN) today announced it will transfer its stock listing to The NASDAQ Stock Market. The Company’s common stock will begin trading on the NASDAQ Global Select Market on Dec. 27, 2011, and will continue to trade under the ticker symbol “WEN.”

“We are excited about the transfer of our stock listing to NASDAQ,” President and Chief Executive Officer Emil Brolick said. “Consistent with our goal of reducing G&A expense, changing our listing to NASDAQ’s electronic trading model will enable us to realize ongoing cost savings in our listing fees, without any change in trading execution.”

“Since its foundation, NASDAQ has welcomed innovation across all sectors, and has been home to some of the world’s most influential companies,” said Bob Greifeld, Chief Executive Officer, The NASDAQ OMX Group, Inc. “We are proud to add The Wendy’s Company to our premier community of listed companies and look forward to a long and successful relationship.”

Company to Host Investor Day on Jan. 30
The Company plans to host an Investor Day in New York City on Jan. 30, 2012, at the NASDAQ Market Site in Times Square. Management plans to provide investors with preliminary 2011 year-end results and the Company’s outlook for 2012. Additional details about the meeting will follow in the coming weeks. The Company will webcast the Investor Day presentation live from the investor relations page of the Company’s website at www.aboutwendys.com.

About The Wendy's Company
The Wendy’s Company is the world’s third largest quick-service hamburger company. The Wendy’s® system includes more than 6,500 franchise and Company restaurants in the U.S. and 25 other countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Contacts
Investors: John Barker at (614) 764-3044 or john.barker@wendys.com
Media: Bob Bertini at (614) 764-3327 or bob.bertini@wendys.com